THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

NOTICE OF RULE 12 B-1 FEE WAIVER

CLASS A AND R SHARES

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of October 1, 2007, by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the Principal Underwriter of Dryden Active Allocation Fund, Jennison Equity Opportunity Fund, Jennison Growth Fund and JennisonDryden Asset Allocation Funds (the Funds), each a series of The Prudential Investment Portfolios, Inc., an open-end management investment company (the Company).

WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class A shares of certain of the Funds and Class R shares of each Fund (Rule 12b-1 fees); and

WHEREAS, PIMS understands and intends that the Company will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing each Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Company to do so; and

WHEREAS, shareholders of each Fund will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

NOW, THEREFORE, with respect to Class A shares, PIMS hereby provides notice that it has agreed to limit the distribution or service (12b-1) fees incurred by Class A shares of each of the JennsionDryden Asset Allocation Funds to .25 of 1% of the average daily net assets of the Company. This contractual waiver shall be effective for the Company’s period ending January 31, 2009.

NOW, THEREFORE, with respect to Class R shares, PIMS hereby provides notice that it has agreed to limit the distribution or service (12b-1) fees incurred by Class R shares of each Fund to .50 of 1% of the average daily net assets of the Company. This contractual waiver shall be effective for the Company’s period ending January 31, 2009.

IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT

MANAGEMENT SERVICES LLC

By:	/s/ Robert F. Gunia

Name: Robert F. Gunia

Title:	President